Exhibit 16.2

October 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NextNav Inc. (successor to Spartacus Acquisition Corporation) under Item 4.01 of its Form 8-K dated October 28, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of NextNav Inc. (successor to Spartacus Acquisition Corporation) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp